Exhibit 2.2

First Amendment to Stock Purchase Agreement

THIS FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT (this “Amendment #1”) is made and entered into as of June 2, 2019, by and among BioNovelus, Inc. (“Buyer”), Bayberry Acquisition Corp. (the “Company”), and all of the stockholders of the Company (collectively, the “Stockholders” and individually a “Stockholder”)(Buyer, the Company, and the Stockholders collectively are the “Parties”). Terms not defined herein use the same definitions as used in the Stock Purchase Agreement dated May 6, 2019 by and among the Parties (the “Agreement”). Certain capitalized terms used in this Amendment #1 and not otherwise defined use their definitions from the Agreement.

RECITALS

A.       Pursuant to Section 5.07 of the Agreement, the Agreement was terminable by the parties after May 31, 2019 if the Agreement was not closed.

B.       The Parties wish to amend the Agreement by amending Section 5.07 of the Agreement to extend the termination date to June 21, 2019.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and for such other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

Section 5.07 of the Agreement is hereby amended and replaced in its entirety with:

5.07. Termination Date. In the event that all of the conditions to closing have not been met by June 21, 2019 or waived, either the Buyer or the Company may terminate this Agreement at any time.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

1

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed as of the day and year first above written.

“COMPANY”		“BUYER”

BAYBERRY ACQUISITION CORP.		BIONOVELUS, INC.

By:	/s/ Jay O. Wright	By:	Jean M Ekobo
President/ CEO

Name:	Jay O. Wright		/s/ Jean M Ekobo

Title:	Director

“STOCKHOLDERS”

By:	Jay O. Wright
/s/ Jay O. Wright

Mark Fuller
/s/ Mark Fuller

Bill Forkner
/s/ Bill Forkner